LIMITED SIGNATORY POWER By this Limhed Signatory Power the undersigned authorizes and designates each or Suzanne A. Barr, Judith C. DuM, Stephen H. McElhcnnon and Veronique K. Fine, each with full power of substitution, to execute and file on behalf of the undersigned all Fonns 3, 4 and S {including any exhibits, attachments and amendments therelo} that the undersigned may be required to file with the Securities and Exchange Commission as a result of the undersigned's owner.;hip or or lnlnSllCtions in securities of Fannie Mac. The undersigned further authorizes and designates each of Suzanne A. Barr, Judith C. Dunn, Stephen H. McElhennon and Veronique K. Fine to excculc and file on behalf of the undersigned a Fonn ID, and any amendments thereto, to facililate the foregoing. The authority of Suzanne A. Barr, Judith C. Dunn, Stephen H. McElhcnnon and Veronique K. Fine under this Limited Signatory Power shall continue until the widerslaned is no longer required to file Fonns 3, 4 and S with regard to his or her ownership of or transactions in securities of Fannie M11e, unless earlier revoked In writing. The widcrsigned acknowledges that Suzanne A. Barr, Judith C. Dunn, Stephen H. McElheMOn and V croniquc K. Fine are not assuming, nor is Fannie Mae assuming. any or the undersigned's responsibilities to file Forms 3, 4 and S or otherwise comply with any related laws or regulations. This Lim iled Signatory Power revokes any Signatory Power or Power of Attomey the undeTsigned has previously signed with respect to Forms 3, 4 and S, and Fonn IDs, that the undersigned may be required 10 file with the Securities and Exchange Commission as a resull of the undersigned's ownership or or transactions in securities of Fannie Mae. Date: September 11.,2016 Signed: __ L"-iloi..,. (� ....... ;.....: ___ _ Ry'3.!F1.Mtin